CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference of our report dated July 24, 2009, on the financial statements and financial highlights of the Morgan Stanley Global Advantage Fund for the year ended May 31, 2009 that is incorporated by reference into (i) Statement of Additional Information (the “N-14 SAI”) included in the Registration Statement on Form N-14 of the AIM International Mutual Funds (Invesco International Mutual Funds (the “Registrant”); and (ii) the Statement of Additional Information dated November 10, 2010 of the Registrant, which in turn is incorporated by reference into the N-14 SAI included in the Registration Statement on Form N-14 of the Registrant.
/s/ Deloitte & Touche LLP
New York, New York
November 11, 2010